EXHIBIT 5.1

[Greenberg Traurig, LLP Letterhead]

July 19, 2010

Bionovo, Inc.

5858 Horton Street, Suite 400

Emeryville, California 94608

Re:	Bionovo, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel to Bionovo, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 19, 2010 (as may be amended, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 1,395,349 shares of the Company’s common stock issued and outstanding on the date hereof (the “Issued Shares”) and (ii) up to 20,000,000 shares of the Company’s common stock that may be issued pursuant to a common stock purchase agreement (the “Issuable Shares”, and together with the Issued Shares, the “Shares”).

As counsel to the Company and in connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that (i) the Issued Shares have been validly issued, fully paid, and nonassessable and (ii) the Issuable Shares, when issued, delivered, paid for, and sold by the Company as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including interpretation of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP